Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 2, 2015, except for all unit and per unit amounts as discussed in Note 9 and for Note 16, as to which the date is November 24, 2015, with respect to the consolidated financial statements included in this Current Report of Energy Transfer Equity, L.P. on Form 8-K. We hereby consent to the incorporation by reference of said report in the Registration Statements of Energy Transfer Equity, L.P. on Forms S-3 (File No. 333-192327 and File No. 333-146300) and on Form S-8 (File No. 333-146298).

/s/ GRANT THORNTON LLP

Dallas, Texas
November 24, 2015